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                                                              EXHIBIT 10(iii)(a)

                              EMPLOYMENT AGREEMENT

      This Employment Agreement (the "Agreement") is entered into this 23rd day of May, 2005 by and between COMMERCIAL METALS COMPANY, a Delaware corporation (the "Employer") and MURRAY R. MCCLEAN (the "Executive"). The Employer and Executive are collectively referred to as the "Parties," and individually as a "Party."

                                R E C I T A L S:

      WHEREAS, Employer has promoted Executive to the position of Executive Vice President and Chief Operating Officer effective September 20, 2004; and

      WHEREAS, the existing employment agreement between Executive and Employer dated September 1, 1999, as amended July 10, 2000, October 2, 2000 and March 28, 2001 terminates on August 31, 2005 and the Parties desire to assure Executive's continued employment with Employer by terminating that agreement and entering into this Agreement to better reflect the responsibilities of Executive's new position; and

      WHEREAS, Executive desires to be employed by Employer in this new position pursuant to all of the terms and conditions hereinafter set forth.

      NOW, THEREFORE, in consideration of the mutual covenants herein contained, it is agreed as follows:

      1. PURPOSE. The purpose of this Agreement is to formalize the terms and conditions of Executive's employment with Employer as Executive Vice President and Chief Operating Officer. This Agreement cannot be amended except by a writing signed by both Parties.

      2. DEFINITIONS. For the purposes of this Agreement, the following words shall have the following meanings:

            (a) "AFFILIATE" or "AFFILIATES" shall mean any corporation, partnership, joint venture, association, unincorporated organization or any other legal entity that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Employer.

            (b) "CAUSE" shall mean: (1) any breach by Executive of any material provision of this Agreement; (2) any act by Executive constituting a felony or otherwise involving theft, embezzlement, fraud, or gross dishonesty; (3) any act by Executive involving moral turpitude or willful misconduct that, in the good faith judgment of Board of Directors of the Employer either (i) causes material economic harm to the Employer or its Affiliates (ii) brings substantial discredit to the reputation of the Employer or any Affiliate, or (iii) damages or interferes with the relationships of the Employer or any Affiliate with any of their customers, suppliers, employees or other agents; (4) gross

EMPLOYMENT AGREEMENT                                                      PAGE 1

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      negligence on the part of Executive in the performance of his duties as an employee, officer, or director of Employer or any Affiliate; (5) Executive's breach of his fiduciary obligations to Employer, or (6) any chemical dependence of the Executive which adversely affects the performance of his duties and responsibilities to Employer.

            (c) "CHANGE OF CONTROL" shall mean any of the following: (i) any consolidation, merger or share exchange of the Employer in which the Employer is not the continuing or surviving corporation or pursuant to which shares of the Employer's Common Stock would be converted into cash, securities or other property, other than a consolidation, merger or share exchange of the Employer in which the holders of the Employer's Common Stock immediately prior to such transaction have the same proportionate ownership of Common Stock of the surviving corporation immediately after such transaction; (ii) any sale, lease, exchange or other transfer (excluding transfer by way of pledge or hypothecation) in one transaction or a series of related transactions, of all or substantially all of the assets of the Employer; (iii) the stockholders of the Employer approve any plan or proposal for the liquidation or dissolution of the Employer; (iv) the cessation of control (by virtue of their not constituting a majority of directors) of the Board by the individuals (the "Continuing Directors") who (x) at the date of this Agreement were directors or (y) become directors after the date of this Agreement and whose election or nomination for election by the Employer's stockholders, was approved by a vote of at least two-thirds of the directors then in office who were directors at the date of this Agreement or whose election or nomination for election was previously so approved; (v) the acquisition of beneficial ownership (within the meaning of Rule 13d-3 under the 1934 Act) of an aggregate of 20% of the voting power of the Employer's outstanding voting securities by any person or group (as such term is used in Rule 13d-5 under the 1934 Act) who beneficially owned less than 15% of the voting power of the Employer's outstanding voting securities on the date of this Agreement, or the acquisition of beneficial ownership of an additional 5% of the voting power of the Employer's outstanding voting securities by any person or group who beneficially owned at least 15% of the voting power of the Employer's outstanding voting securities on the date of this Agreement, provided, however, that notwithstanding the foregoing, an acquisition shall not constitute a Change of Control hereunder if the acquiror is (x) a trustee or other fiduciary holding securities under an employee benefit plan of the Employer and acting in such capacity, (y) a Subsidiary of the Employer or a corporation owned, directly or indirectly, by the stockholders of the Employer in substantially the same proportions as their ownership of voting securities of the Employer or (z) any other person whose acquisition of shares of voting securities is approved in advance by a majority of the Continuing Directors; or (vi) in a Title 11 bankruptcy proceeding, the appointment of a trustee or the conversion of a case involving the Employer to a case under Chapter 7.

            (d) "CONFIDENTIAL INFORMATION" means information (1) disclosed to or known by Executive as a consequence of or through his employment with Employer or Affiliate; (2) not generally known outside Employer or its Affiliates; and (3) which relates to any aspect of Employer's or Affiliate's business, research, or development. "Confidential Information" includes, but is not limited to, Employer's and Affiliate's trade secrets, proprietary information, business plans, marketing plans, financial information, compensation and benefit information, cost and pricing information, customer contacts,

EMPLOYMENT AGREEMENT                                                      PAGE 2

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      suppliers, vendors, and information provided to Employer or Affiliate by a third Party under restrictions against disclosure or use by Employer or others.

            (e) "CONFLICT OF INTEREST" means any situation in which the Executive has two or more duties or interests which are mutually incompatible and may tend to conflict with the proper and impartial discharge of the Executive's duties, responsibilities or obligations to Employer, including but not limited to those described in Employer's Policy of Business Conduct and Ethics (the "Policy") which Executive has either not disclosed to Employer's Board of Directors or has disclosed and not been granted a waiver under the provisions of such Policy.

            (f) "GOOD REASON" shall mean the occurrence, without Executive's written consent, of any of the following events: (1) a breach of any material provision of this Agreement by Employer; (2) a significant reduction in the authorities, duties, responsibilities, and title of the Executive as set forth in this Agreement; or (3) Employer's requiring the Executive, without his consent, to be employed at a location more than fifty (50) miles from the Employer's present office location in Dallas, Texas

        3. DURATION. This Agreement shall, unless terminated as hereinafter provided, continue through August 31, 2009. Unless Executive or Employer gives notice of his or its intent not to renew this Agreement no later than ninety
(90) days prior to its expiration, this Agreement shall automatically continue in effect for successive additional one (1) year terms subject to all other terms and conditions contained herein.

        4. DUTIES AND RESPONSIBILITIES. Upon execution of this Agreement, Executive shall diligently render his services to Employer as Executive Vice President and Chief Operating Officer in accordance with Employer's directives, and shall use his best efforts and good faith in accomplishing such directives. Executive shall report directly to the Chief Executive Officer. Executive agrees to devote his full-time efforts, abilities, and attention (defined to mean not normally less than forty (40) hours/week) to the business of Employer, and shall not engage in any activities which will interfere with such efforts. Attached as Appendix 1 is the Executive's job description.

        5. COMPENSATION AND BENEFITS. In return for the services to be provided by Executive pursuant to this Agreement, Employer agrees to pay Executive as follows:

            (a) SALARY. Executive shall receive an annual base salary of four hundred thousand dollars ($400,000.00) during the term of this Agreement This salary may be increased at the sole discretion of Employer's Board of Directors, but cannot be decreased without Executive's written consent.

            (b) DISCRETIONARY BONUS. Executive shall be eligible to receive a bonus (the "Discretionary Bonus") for each fiscal year of Employer ending August 31 during the term of this Agreement. The amount of the Discretionary Bonus shall be determined by, and in the sole discretion of, Employer's Board of Directors and shall be based upon its evaluation of Executive's performance during the fiscal year and such other factors or criteria as it may, in its sole discretion, consider.

EMPLOYMENT AGREEMENT                                                      PAGE 3

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            (c) PAYMENT AND REIMBURSEMENT OF EXPENSES. Employer shall pay or reimburse the Executive for all reasonable travel and other expenses incurred by Executive in performing his obligations under this Agreement in accordance with the policies and procedures of Employer provided that Executive properly accounts therefore in accordance with such policies and procedures.

            (d) FRINGE BENEFITS AND PERQUISITES. Executive shall be entitled to participate in or receive benefits under any plan or arrangement generally made available to the employees or executive officers of Employer, including the Employer's Key Employee Long-Term Performance and Annual Incentive Plans and 1996 Long-Term Incentive Plan for equity including periodic grants of stock options, stock appreciation rights, and/or restricted stock, all subject to and on a basis consistent with the terms, conditions, and overall administration of such plans and arrangements and as approved by Employer's Board of Directors in its sole discretion. To the extent permitted by law and the terms of Employer's benefit plans, including Employer's Profit Sharing and 401(k) Plan and Benefit Restoration Plan, prior service by Executive with a subsidiary of Employer shall be credited as service with Employer for purposes of vesting of any benefit. Employer shall furnish Executive with an automobile for the duration of this Agreement consistent with Employer's policies on automobiles furnished senior corporate executives.

            (e) VACATIONS. In accordance with the policies of Employer, Executive shall be entitled to the number of paid vacation days in each calendar year determined by Employer from time to time for its employees generally, but not fewer than twenty (20) business days in any calendar year (prorated in any calendar year in which Executive is employed hereunder for less than the entire year in accordance with the number of days in such calendar year during which Executive is so employed).

            (f) INSURANCE. Employer shall (to the extent Executive elects to participate in such coverage where optional) provide life insurance coverage, disability insurance, and hospital, surgical, medical, and dental benefits for Executive and his qualified dependents, all on such terms as Employer normally provides such benefits for its salaried employees and dependents.

        6. TERMINATION.

            (a) Executive's employment will terminate upon his death, or if he is unable to perform the functions of his position with reasonable accommodation for four (4) consecutive months, or for a total of six (6) months during any twelve (12) month period.

            (b) Employer may terminate Executive's employment at any time without notice for Cause or, following thirty (30) days written notice to Executive, without Cause.

            (c) Executive may terminate his employment upon thirty (30) days written notice to Employer. In the event Executive terminates his employment in this manner, he shall remain in Employer's employ subject to all terms and conditions of this Agreement for the entire thirty (30) day period unless instructed otherwise by Employer.

EMPLOYMENT AGREEMENT                                                      PAGE 4

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            (d) Executive may terminate this Agreement for Good Reason. Prior to terminating the Agreement for Good Reason, Executive must give Employer thirty (30) days advance written notice of his intent to terminate for Good Reason and the grounds therefore, such that Employer has the opportunity to cure and/or rectify the alleged breach. Only if Employer does not cure the alleged breach at the end of thirty (30) days may Executive terminate for Good Reason.

        7. SEVERANCE. Executive shall be entitled to the following compensation upon termination of his employment resulting from:

            (a) TERMINATION RESULTING FROM DEATH OR DISABILITY. In the event Executive's employment is terminated as a result of his death or disability, Executive or his estate shall be entitled to the following:

                  (i) such life insurance or disability benefits as Executive may be entitled to pursuant to any life or disability insurance then maintained by the Employer for the benefit of its employees and executive officers and, in addition thereto, Employer shall pay a lump sum payment of fifty thousand dollars ($50,000.00) to Executive or his estate;

                  (ii) a pro-rata share of Discretionary Bonus in an amount as determined by Employer's Board of Directors in their sole discretion, payable no later than November 1 following the end of Employer's fiscal year during which termination occurs;

                  (iii) pursuant to the terms and conditions of the Employer's
            Key Employee Long-Term Incentive Plan, payment, at such time as all other participants in that plan receive payment, of any cash incentive attributable to periods during which Executive was employed;

                  (iv) to the extent permitted by the terms and conditions of
            Employer's 1996 Long-Term Incentive Plan or other applicable equity incentive plan(s) and to the extent authorized by the terms of each of Executive's outstanding award or grant agreements entered into pursuant to such plan(s), immediate vesting of all stock appreciation rights, restricted stock, and/or stock options previously awarded Executive; and

                  (v) to the extent permitted by the terms and conditions of the
            Profit Sharing and 401(k) Plan and Benefit Restoration Plan maintained by the Employer, crediting of any Employer contribution to the Executive's account attributable to the plan year during which termination occurs and accelerated full vesting of any previously unvested Employer contributions to the Executive's account in such plans.

            (b) TERMINATION WITHOUT CAUSE BY EMPLOYER OR FOR GOOD REASON BY EXECUTIVE. In the event Executive's employment is terminated without Cause by the Employer or for Good Reason by the Executive, Executive shall be entitled to the following:

EMPLOYMENT AGREEMENT                                                      PAGE 5

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                  (i) lump sum payment of an amount equal to 1.5 times
            Executive's then current annual base salary;

                  (ii) a cash payment in lieu of Discretionary Bonus equal to
            1.5 times the average annual Discretionary Bonus received by Executive for the five year period ended with Employer's last complete fiscal year prior to termination without Cause by the Employer or for Good Reason by the Executive; and

                  (ii) all those additional amounts described above in 7(a)ii,
            iii, iv and v.

            (c) TERMINATION FOR CAUSE. In the event Executive's employment is terminated for Cause the Executive shall not be entitled to compensation.

            (d) TERMINATION WITHOUT CAUSE BY EMPLOYER OR FOR GOOD REASON BY EXECUTIVE WITHIN TWELVE MONTHS FOLLOWING A CHANGE OF CONTROL. If, within twelve months following a Change in Control, Executive's employment is terminated by the Employer for any reason other than for Cause, Death or Disability or if Executive terminates employment for Good Reason during such twelve month period, Executive shall be entitled to the following:

                  (i) lump sum payment of two times Executive's then current annual base salary;

                  (ii) a cash payment in lieu of Discretionary Bonus equal to two times the average annual Discretionary Bonus received by Executive for the five year period ended with Employer's last complete fiscal year prior to the Change of Control; and

                  (iii) all those additional amounts described above in 7
            (a)iii, iv and v.

            (e) EMPLOYER'S NON-RENEWAL OF AGREEMENT. In the event, pursuant to Paragraph 3, the Employer elects not to renew this Employment Agreement, either at the end of the initial term or any successive one year extension, Executive shall receive a lump sum payment of one hundred thousand dollars ($100,000.00).

      8. NON-COMPETITION, NON-SOLICITATION, AND CONFIDENTIALITY. Employer and Executive acknowledge and agree that while Executive is employed pursuant to this Agreement, he will have access to Confidential Information of Employer and its Affiliates, will be provided with specialized training on how to perform his duties; and will be provided contact with Employer's and Affiliates' customers and potential customers. In consideration of all of the foregoing, Employer and Executive agree as follows:

            (a) NON-COMPETITION DURING EMPLOYMENT. Executive agrees that for the duration of this Agreement, he will not compete with Employer by engaging in the conception, design, development, production, marketing, sourcing or servicing of any product or service that is substantially similar to the products or services which Employer or Affiliates provides, and that he will not work for, in any capacity, assist, or become

EMPLOYMENT AGREEMENT                                                      PAGE 6

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      affiliated with as an owner, partner, etc., either directly or indirectly, any individual or business which offers or performs services, or offers or provides products substantially similar to the services and products provided by Employer or Affiliates.

            (b) NON-COMPETITION AFTER EMPLOYMENT. Executive agrees that for a period of eighteen months after termination of his employment with Employer for any reason other than for Executive's termination for Good Cause or Employer's non-renewal of this Agreement, he will not compete with Employer or Affiliates by engaging in the conception, design, development, production, marketing, sourcing or servicing of any product or service that is substantially similar to the products or services which Employer or Affiliates provides, and that he will not work for, in any capacity, assist, or become affiliated with as an owner, partner, etc., either directly or indirectly, any individual or business which offers or performs services, or offers or provides products substantially similar to the services and products provided by Employer or Affiliates .

            (c) CONFLICTS OF INTEREST. Executive agrees that for the duration of this Agreement, he will not engage, either directly or indirectly, in any Conflict of Interest, and that Executive will promptly inform the Chairman of the Audit Committee of Employer's Board of Directors as to each offer received by Executive to engage in any such activity. Executive further agrees to disclose to Employer any other facts of which Executive becomes aware which might involve or give rise to a Conflict of Interest or potential Conflict of Interest.

            (d) NON-SOLICITATION OF CUSTOMERS AND EMPLOYEES. Executive further agrees that for a period of eighteen months after the termination of this Agreement for any reason other than for Employer's non-renewal of this Agreement he will not either directly or indirectly, on his own behalf or on behalf of others (i) solicit or accept any business from any customer or supplier or prospective customer or supplier with whom Executive personally dealt or solicited at any time on or after September 1, 1999 on behalf of Employer or Affiliates, or (ii), solicit, attempt to hire, or hire any employees of Employer or Affiliates to work for Executive or for any other entity, firm, corporation, or individual..

            (e) CONFIDENTIAL INFORMATION. Executive further agrees that he will not, except as Employer may otherwise consent or direct in writing, reveal or disclose, sell, use, lecture upon, publish, or otherwise disclose to any third party any Confidential Information or proprietary information of Employer or Affiliates, or authorize anyone else to do these things at any time either during or subsequent to his employment with Employer. If Executive becomes legally compelled by deposition, subpoena or other court or governmental action to disclose any Confidential Information, then the Executive shall give Employer prompt notice to that effect, and will cooperate with Employer if Employer seeks to obtain a protective order concerning the Confidential Information. Executive will disclose only such Confidential Information as his counsel shall advise is legally required. Executive agrees to deliver to Employer, at any time Employer may request, all documents, memoranda, notes, plans, records, reports, and other documentation, models, components, devices, or computer software, whether embodied in electronic format on a computer hard drive, disk or in other form (and all copies of all of the foregoing), relating to the businesses, operations or affairs of Employer or any Affiliates and any other Confidential

EMPLOYMENT AGREEMENT                                                      PAGE 7

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      Information that Executive may then possess or have under his control.
      This section shall continue in full force and effect after termination of Executive's employment and after the termination of this Agreement for any reason, including expiration of this Agreement. Executive's obligations under this section of this Agreement with respect to any specific Confidential Information and proprietary information shall cease when that specific portion of Confidential Information and proprietary information becomes publicly known, in its entirety and without combining portions of such information obtained separately and without breach by Executive of his obligations under this Agreement. It is understood that such Confidential Information and proprietary information of Employer and Affiliates includes matters that Executive conceives or develops, as well as matters Executive learns from other employees of Employer or Affiliates.

            (f) BREACH. Executive agrees that any breach of Paragraphs 8(a),
      (b), (c), (d) or (e) above cannot be remedied solely by money damages, and that in addition to any other remedies Employer may have, Employer is entitled to obtain injunctive relief against Executive. Nothing herein, however, shall be construed as limiting Employer's right to pursue any other available remedy at law or in equity, including recovery of damages and termination of this Agreement. If the Executive is found to have violated Paragraph 8 (b), the Parties agree that the duration of the non-competition period set forth therein shall be automatically extended by the same period of time that Executive is determined to have been in violation of the restriction.

        9. ASSIGNMENT. This Agreement may be assigned by Employer, but cannot be assigned by Executive.

        10. BINDING AGREEMENT. Executive understands that his obligations under this Agreement are binding upon Executive's heirs, successors, personal representatives, and legal representatives.

        11. NOTICES. All notices pursuant to this Agreement shall be in writing and sent certified mail, return receipt requested, addressed as follows:

IF TO EXECUTIVE:                         IF TO EMPLOYER:

      Murray R. McClean                        Stanley A. Rabin - Chairman, CEO,
      5323 Tennington Park                       and President
      Dallas, Texas  75287                     Commercial Metals Company
                                               6565 N. MacArthur Blvd.
WITH A COPY TO:                                Suite 800
                                               Irving, Texas  750397

      Dan C. Dargene, Esq.
      Winstead Sechrest & Minick P.C.    WITH A COPY TO:
      5400 Renaissance Tower
      1201 Elm Street                          David M. Sudbury, Esq.
      Dallas, Texas  75270                     Commercial Metals Company
                                               6565 N. MacArthur Blvd.
                                               Suite 800
                                               Irving, Texas  750397

EMPLOYMENT AGREEMENT                                                      PAGE 8

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      12. WAIVER. No waiver by either Party to this Agreement of any right to enforce any term or condition of this Agreement, or of any breach hereof, shall be deemed a waiver of such right in the future or of any other right or remedy available under this Agreement.

      13. SEVERABILITY. If any provision of this Agreement is determined to be void, invalid, unenforceable, or against public policy, such provisions shall be deemed severable from the Agreement, and the remaining provisions of the Agreement will remain unaffected and in full force and effect. Furthermore, any breach by Employer of any provision of this Agreement shall not excuse Executive's compliance with the requirements of Paragraph 8 to the extent otherwise enforceable.

      14. ENTIRE AGREEMENT AND UNDERSTANDING. The terms and provisions contained herein shall constitute the entire agreement between the Parties with respect to Executive's employment with Employer during the time period covered by this Agreement. This Agreement replaces and supersedes any and all existing agreements, including that employment agreement dated September 1, 1999. as amended, entered into between the Parties. The Parties represent and warrant that they have read and understood each and every provision of this Agreement, and that they are free to obtain advice from legal counsel of choice, if necessary and desired, in order to interpret any and all provisions of this Agreement, and that both Parties have voluntarily entered into this Agreement.

      15. EFFECTIVE DATE. It is understood that this Agreement shall be effective as of the date hereof and that the terms of this Agreement shall remain in full force and effect both during Executive's employment and where applicable thereafter.

      16. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas.

      IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

EXECUTIVE                              EMPLOYER

MURRAY R. McCLEAN                      COMMERCIAL METALS COMPANY


/s/ MURRAY R. MCCLEAN                  By: /s/ STANLEY A. RABIN
--------------------------------           -----------------------------------
                                           Stanley A. Rabin
                                           Chairman, President & Chief Executive
                                           Officer

EMPLOYMENT AGREEMENT                                                      PAGE 9